Exhibit 5


                                                                  28th May, 2003




The BOC Group Plc
Chertsey Road
Windlesham
Surrey
GU20 6HJ



Dear Sirs

We have acted as counsel as to English Law for The BOC Group Plc (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") of the Company to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 10 million ordinary shares of 25p each (the "Shares") of the Company, to be issued from time to time pursuant to The BOC Group Executive Share Option Scheme and Long Term Incentive Plan (the "Plan").

In so acting, we have examined a copy of the draft registration statement and scheme plans and we have also examined and relied as to factual matters upon the representations and warranties contained in originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

The Company is an English public company registered under the laws of England and Wales. This opinion is delivered solely in connection with the Registration Statement and is strictly limited to the matters set forth herein and no opinion may be inferred or implied except as expressly stated.

      In giving this opinion, we have assumed:

              (i)    the genuineness of all signatures;

              (ii) the authenticity and completeness of all documents submitted to us as originals;

              (iii) the conformity to original documents of all documents submitted to us as copies and the authenticity and completeness of such original documents;

              (iv) that the documents to which we refer or have expressed reliance on in this opinion remain accurate and up to date and have not been varied and, in particular, that the copy of the Memorandum and Articles of the Company filed at Companies House are an accurate copy of the currently adopted Memorandum and Articles of the Company;


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28th May, 2003
Page 2

              (v) insofar as any obligation is to be performed or observed or is based upon a matter arising in a jurisdiction outside England or Wales or such obligation is subject to the laws of a jurisdiction outside England and Wales, its performance or observance will not be illegal, ineffective, unenforceable or contrary to public policy under the laws of that jurisdiction;

              (vi) that the correct procedure was carried out at each of the board meetings at which the resolutions of the board of directors of the Company were passed in respect of the authorisation and issuance of the Shares (for example, the meeting was duly convened, directors declared all their relevant interests, there was a valid quorum, the resolutions were duly passed and the directors complied with all provisions of the UK Companies Act 1985 and the articles of association of the Company relating to the declaration of directors' interests and the power of interested directors to vote) and such resolutions remain in force and unamended;

              (vii) that the correct procedure was carried out at the meeting at which the resolutions of the shareholders were passed in respect of the authorisation and issuance of the Shares (for example, the meeting was duly convened, there was a valid quorum and the resolutions were duly passed) and such resolutions remain in force and unamended;

              (viii) that there has been no contravention of section 151 of the
                     Companies Act 1985;

              (ix) that the Shares were fully paid for by Ogier Trustee Limited, and that upon delivery of the Shares by Ogier Trustee Limited pursuant to the exercise of the options under the rules of the Plans, Ogier Trustee Limited has full legal and beneficial title to the Shares;

              (x) that there is no material change of applicable English law prior to the delivery of the Shares by Ogier Trustee Limited upon exercise of the options under the rules of the Plans;

              (xi) that the information disclosed by our search on 28th May, 2003 of the Companies House database (CH Direct) and by our search on 28th May, 2003 for winding-up petitions was then accurate and has not since been altered or added to; and

              (xii) the above searches did not fail to disclose any information relevant for the purposes of this opinion.

Based on the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that following the valid exercise of the options granted under the Plans the compliance by the Company with its obligations under the rules of the Plans, and the due delivery by Ogier Trustee Limited against payment in full of the stated option price therefore in accordance in all respects with the rules of the Plans, those Shares the subject of options so exercised would be legally issued, fully paid and not subject to any further calls for funds.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement on Form S-8. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the General Rules and Regulations promulgated thereunder. Except as


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28th May, 2003
Page 3

provided for hereinabove, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.


Very truly yours

/s/ Shearman & Sterling